EXHIBIT 99.1

POWER AMERICAS RESOURCE GROUP APPOINTS INDEPENDENT DIRECTOR, ESTABLISHES AUDIT COMMITTEE

MIRAMAR, FL, Feb. 02, 2023 (GLOBE NEWSWIRE) -- via NewMediaWire – Power Americas Resource Group Ltd. (OTC: PARG) (the “Company” or “PARG”), a publicly traded, fully reporting emerging growth company commercializing its Digital Twin technology “Twin Infra” for the international construction industry, is pleased to announce that it has appointed Mr. Kumar Elumalai as the first independent member of its Board of Directors.

Mr. Kumar Elumalai is a practicing Chartered Accountant and Fellow Member of the Institute of Chartered Accountants of India (ICAI) and founder of a Chartered Accountant Firm N Naresh and Co, Chennai, Tamil Nadu, India. Mr. Elumalai is also a veteran tax professional with over 25 years of professional services experience. During this time, he has handled a wide range of assignments across direct tax, indirect tax matters as well as cross border transactions and has developed strong relationships with senior client stakeholders. He has extensively worked with large domestic companies and multinational entities in setting up or rationalizing business models and nationwide distribution structures. This includes cross border trade flows and setting up operations in India.

Mr. Elumalai will also be one of two Independent Directors who will officiate the Company’s Audit Committee alongside current Company CFO & Chairman, Ramasamy Balasubramanian.

“This is an important day for Power Americas Resource Group and its shareholders,” stated Mark Croskery, Chief Executive Officer, Power Americas Resource Group. “The appointment of an independent member to our board of directors makes clear our intentions to be both transparent and accountable to the investing public. Equally important, in my view, is that we are now able to tap into the wealth of experience and relationships of each board member.”

“To that end, Mr. Elumalai’s vast expertise and highly specialized skill-set is most welcomed to our leadership group,” Crosckery added. “And obviously, the establishment of an audit committee is an integral component to uplisting the Company, hopefully sooner rather than later.”

“I am very pleased to join the team at Power Americas Resource Group,” stated Mr. Kumar Elumalai. “It is clear to me that they are stewarding a significant opportunity in a rapidly growing category. It is my goal to help with guidance as it pertains to my experience and to opening any new doors I can through colleagues and past partnerships.

ABOUT US:

Power Americas Resource Group Ltd. (PARG) is the owner of various proprietary assets and intellectual property collectively known as “Twin Infra”. Twin Infra is a complete IT -- SaaS solution for the Construction/Infrastructure industry based on the concept of “Digital Twin”. A Digital Twin is a virtual representation of an object or system that spans its lifecycle from concept to retirement. It is manifested as an Analytical/Digital or 3D Model and is updated from real time-data captured by people or Systems, that is fed by people, systems, equipment, or sensors to help in streamlining, decision making and optimization of the construction, management, or maintenance processes. The Twin Infra module is an integrated SaaS based cloud platform to manage data models, people, process, and assets throughout the lifecycle of a construction project. The Twin Infra module has project management, process management, design data management and predictive analytic features to anticipate and forecast in all the stages of Construction/Infra from Design to Handover and maintenance. It works on public, private, and virtual cloud infrastructure and uses Artificial Intelligence for operational insights and efficiency.

SAFE HARBOR FORWARD LOOKING STATEMENTS:

This press release may contain forward looking statements that are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues related to our financial performance, expected revenue, contracts, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC) and on the OTC Disclosure & News Service (OTCDNS). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the SEC and/or OTCDNS. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including but not limited to the risk that we will not be able to find and secure construction contracts and the necessary assets that will enable us to become profitable. Reference is hereby made to cautionary statements set forth in the Company’s most recent SEC and/or OTCDNS filings. We have incurred and will continue to incur significant expenses in our development stage, noting that there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. New lines of business in the construction industry may expose us to additional legal and regulatory costs and unknown exposure(s), the impact of which cannot be predicted at this time.

Words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “likely” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of this press release. Unless legally required, we undertake no obligation to update, modify or withdraw any forward-looking statements, because of new information, future events or otherwise.

Company Contact Information:

Principal Executive Offices:

3350 SW 148th Avenue

Suite 203

Miramar, FL 33027

(888) 507-4751

www.poweramericas.net

info@poweramericas.net

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